UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2014 (December 2, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amended and Restated Credit Agreement

On December 2, 2014, the Company, through its operating partnership, American Realty Capital Retail Operating Partnership, L.P. (the “Operating Partnership”), and certain subsidiaries of the Company acting as guarantors, entered into an unsecured amended and restated credit agreement (the “Credit Agreement”) relating to a revolving credit facility (the “Amended Credit Facility”), which amends and restates the credit agreement dated June 11, 2014. The Amended Credit Facility provides for aggregate revolving loan borrowings of up to $325.0 million (subject to unencumbered asset pool availability), a swingline subfacility of $25.0 million and a $20.0 million letter of credit subfacility, subject to certain conditions. Through an uncommitted “accordion feature,” the Operating Partnership, subject to certain conditions, may increase commitments under the Amended Credit Facility to up to $575.0 million. Borrowings under the Amended Credit Facility, along with cash on hand from the Company’s initial public offering, are expected to be used to finance portfolio acquisitions and for general corporate purposes.

BMO Capital Markets acted as joint bookrunner and joint lead arranger for the Amended Credit Facility and its affiliate, BMO Harris Bank N.A., is the administrative agent, letter of credit issuer, swingline lender and a lender thereunder. Regions Capital Markets and SunTrust Robinson Humphrey acted as joint bookrunners and joint lead arrangers for the Amended Credit Facility and its affiliate, Regions Bank and SunTrust Bank are the syndication agents and are lenders thereunder.

The Amended Credit Facility will mature on December 2, 2018, provided that the Operating Partnership, subject to certain conditions, may elect to extend the maturity date one year to December 2, 2019.  Borrowings under the Amended Credit Facility will bear interest at either (i) base rate (which is defined in the Credit Agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.00%) plus an applicable spread ranging from 0.35% to 1.00%, depending on the Company’s consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.35% to 2.00%, depending on the Company’s consolidated leverage ratio.

The Amended Credit Facility provides for quarterly interest payments for each base rate loan and periodic interest payments for each LIBOR loan, based upon the applicable interest period (though no longer than three (3) months) with respect to such LIBOR loan, with all principal outstanding being due on the maturity date. The Amended Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lenders have the right to terminate their obligations under the Amended Credit Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. The Company, certain of its subsidiaries and certain subsidiaries of the Operating Partnership will guarantee the obligations under the Amended Credit Facility.

Borrowings under the Amended Credit Facility are subject to customary conditions including (a) the bring-down of the representations and warranties set forth in the Credit Agreement, (b) the absence of a default existing, (c) timely notice by the Operating Partnership and (d) unencumbered asset pool availability. The Amended Credit Facility also contains various customary covenants, including but not limited to financial maintenance covenants with respect to maximum consolidated leverage, minimum fixed charge coverage, maximum other recourse debt leverage and minimum tangible net worth.

The description of the Amended Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Credit Agreement. The Company will file the Credit Agreement relating to the Amended Credit Facility with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: December 8, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors